Exhibit 2.1

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER dated as of April 26, 2006 (this “Amendment”) made with respect to the Credit Agreement dated as of October 14, 2004 (as amended, supplemented or otherwise modified from time to time and in effect on the date of this Amendment, the “Credit Agreement”), among SEROLOGICALS CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, Millipore Corporation (“Millipore”) and Charleston Acquisition Corp. have entered into a certain Agreement and Plan of Merger dated as of April 25, 2006 (the “Merger Agreement”), pursuant to which Millipore will acquire the outstanding shares of common stock of the Borrower;

WHEREAS, the Borrower has requested that the Credit Agreement be amended and waived in the manner provided for in this Amendment, and the Lenders are willing to agree to such amendment and waiver as provided for herein;

WHEREAS, the Lenders agree to such amendment of the Credit Agreement and waiver on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrower, the Lenders and Administrative Agent hereby agree as follows:

1.                                       Defined Terms. Terms defined in the Credit Agreement and used in this Amendment shall have the meanings given to such terms in the Credit Agreement.

2.                                       Amendment to Section 8(k) of the Credit Agreement. Clause (i) of Section 8(k) of the Credit Agreement is hereby amended by deleting such clause (i) in its entirety and substituting in lieu thereof the following clause (i):

(i)                                     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower;

3.                                       Waiver. The Lenders hereby agree to waive any Default or Event of Default, if any, under clause (k)(i) of Section 8 of the Credit Agreement that may be deemed to occur or exist under the terms of the Credit Agreement as a result of execution and delivery of the Merger Agreement and the granting of any rights to Millipore thereunder to acquire outstanding common stock of the Borrower; provided, however, that the foregoing waiver shall not be deemed to waive any Default or Event of Default that would occur or exist at the time Millipore actually becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower.

4.                                       Conditions to Effectiveness. This Amendment shall become effective as of the date hereof on the date (the “Amendment Effective Date”) on which the Borrower, the Administrative Agent, and the Required Lenders shall have executed and delivered to the Administrative Agent this Amendment.

5.                                       Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and all of the Lenders as of the Amendment Effective Date that:

(a)                                  The Borrower has the corporate power and authority, and the legal right, to make and deliver this Amendment and to perform its obligations under the Credit Agreement, as amended by this Amendment, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(b)                                 No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Amendment or with the performance, validity or enforceability of the Credit Agreement, as amended by this Amendment.

(c)                                  This Amendment has been duly executed and delivered on behalf of the Borrower.

(d)                                 This Amendment and the Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)                                  The representations and warranties made by the Borrower in and pursuant to the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date, after giving effect to this Amendment, as if made on and as of the Amendment Effective Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

6.                                       Payment of Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, including without limitation, the reasonable fees and disbursement of counsel to the Administrative Agent.

7.                                       No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any Loan Document in similar or different circumstances.

8.                                       Governing Law; Counterparts.

(a)                                  This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b)                                 This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SEROLOGICALS CORPORATION

By:	/s/ Harold W. Ingalls
	Name:	Harold W. Ingalls
	Title:	Vice President, Finance and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.
as Administrative Agent and a Lender

By:	/s/ Robert P. Carswell
Name: Robert P. Carswell
Title: Vice President

Bank of America, N.A.
[Name of Lender]

By:	/s/ R. Shawn Janko
Name: R. Shawn Janko
Title: Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Keith J. Cable
Name: Keith J. Cable
Title: First Vice President

Regions Bank

By:	/s/ W. Brad Davis
Name: W. Brad Davis
Title: Vice President